DRAFT

May ___, 2011

Calvert Social Investment Fund

4550 Montgomery Avenue, Suite 1000N

Bethesda, Maryland 20814

Ladies and Gentlemen:

We have been requested by Calvert Social Investment Fund, a Massachusetts business trust with shares of beneficial interest (the "Company") established under the Declaration of Trust dated November 30, 1981 as amended, for our opinion with respect to certain matters relating to the Calvert Equity Portfolio (the "Acquiring Fund"), a series of the Company. We understand that the Company is about to file an amendment to its Registration Statement on Form N-14 (File No. 333-________) for the purpose of registering shares of the Company (“Acquiring Fund Shares”) under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the proposed acquisition by the Acquiring Fund of all of the assets of the Calvert Large Cap Growth Fund (the "Target Fund"), a series of Calvert Impact Fund, Inc., in exchange solely for Acquiring Fund Shares pursuant to an Agreement and Plan of Reorganization, the form of which is included in the Form N-14 Registration Statement (the "Plan").

We have, as counsel, participated in various business and other proceedings relating to the Company. We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Company's Declaration of Trust and By-Laws, and other documents relating to its organization, operation, and proposed operation, including the proposed Plan, and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.

Based upon the foregoing, and assuming the approval by shareholders of the Target Fund of certain matters scheduled for their consideration at a meeting presently anticipated to be held on August ___, 2011 it is our opinion that the Acquiring Fund Shares currently being registered, when issued in accordance with the Plan and the Company's Declaration of Trust and By-Laws, will be legally issued, fully paid and non-assessable by the Company, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

We hereby consent to the filing of this opinion with and as a part of the Registration Statement on Form N-14. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

Very truly yours,

[SULLIVAN & WORCESTER LLP]